S T O C K H O L D E R L E T T E R Start your engines! HAGERTY Q4 2021 | 2 Hagerty went public for a simple reason: to better serve the vast community of people who love cars. These people wake up in the morning asking, “How can I spend more money and more time with my car and other car people?” And yet, until Hagerty, there was no single organization – no driving force – devoted entirely to building an ecosystem of automotive services, intelligence and entertainment to help car lovers get more out of their passion. Building that ecosystem – that community - is no small task, so we knew we had to build a bigger, stronger company capable of doing remarkable things. We have been on this journey for a long time now. In the early 1980s, my mother and father could not find the right insurance policy to cover their beloved wooden boats. The insurance industry at the time considered wooden boats to be fires waiting to happen—not an unreasonable position given the combustible combination of wood, varnish and gasoline. My parents saw an opportunity in this. They knew something the entire insurance industry did not fully understand. Ask my mom today what it was, and she will tell you: “People take good care of their toys.”  And she is right. People protect the things they love, and that includes the more than 2 million cars, trucks, motorcycles and, yes, wooden boats that our members worldwide trust Hagerty to protect and preserve. The key concept there is the word members. We do not just sell stuff to car lovers; we understand them and treat them like family. We give them affirmation and welcome them into the larger car world, and they reward us with referrals, loyalty and a growing appetite for more of what we offer.   For decades now, we have been a leader in collectible vehicle specialty insurance. In this space, our forte is “Guaranteed Value” insurance, which means the market value of a vehicle is agreed to at the time a policy Dear Hagerty Stockholders, Members and One Team Hagerty,

HAGERTY Q4 2021 | 3 is issued. We help people keep this value current by connecting them with our valuation resources. This means if something terrible happens and a car is a total loss, we guarantee full-value replacement. It is a simple, straight-forward way of doing business. Our members love it, and so do the thousands of agents and brokers who partner with us. We are available to our insurance members when they need us. To make it easy to do business with us, we sell directly to consumers, through thousands of agents and brokers and through some of the largest automobile insurance companies. In the United States alone, we partner with 9 of the top 10 automotive insurance companies to bring Hagerty branded prod- ucts to their loyal and in some cases most valuable customers. Our category of car owners is important for these companies to retain, but the high level of engagement required to do so is difficult in their world where efficiency is paramount. Our omni-channel ap- proach is a competitive strength requiring a lot of dis- cipline and a strong brand. Being where our members are is critical to our past, present and future success. We also generate value in insurance underwriting by taking measured risk against our high retention rates and low loss ratios. Our Hagerty Reinsurance Ltd. company, formed in Bermuda in 2017, shares in increasing amounts of the underwriting profit generated by our distribution. Importantly, we also handle the claims for our programs to provide our members with high levels of service focused on the unique requirements of repairing collectible and rare vehicles. This entire insurance stack works together to help us grow and to share substantially in the profits we generate. Looking forward, we expect to achieve continued strong, organic, premium revenue and earnings growth underpinned by our long-term contracts and strategic partnerships, disciplined underwriting and the compound effect of our risk- bearing model.  Insurance is still a big part of our revenues, but it is not at the heart of what makes our business perform the way it does. The real unlock began for us back in 2018 with the launch of Hagerty Drivers Club, which accelerated our journey to becoming a membership organization. It has evolved over the years to include specialized roadside assistance, a leading automotive magazine and digital content, as well as member discounts and events. The value of our membership programs grows each year to meet the increasing needs of our members and the car world. Our business is unique in the way that we tap into this larger, consumer discretionary spending. I am asked all the time how big the enthusiast car world is. According to our data, more than 500 million people around the globe express an interest in cars and approximately 69 million in the United States alone declare themselves automotive enthusiasts. These are our people, our community. There are also many vehicles in this market. By the estimates of Hagerty’s Automotive Intelligence team, which has studied numerous points of vehicle registration data, there are more than 43 million vehicles in North America alone that fall into our insurance target zone. Much of our growth and engagement has focused on this North American addressable market, and there is much yet to do there. But there are also many opportunities for us to expand our efforts in the U.K. and E.U. in the years to come. To the enthusiasts who own collectible vehicles, their prized possessions are more than mere transportation. To them, they are vehicles to the fun stuff in life. Cars have real meaning in their lives. They offer reminders of great memories and evoke feelings of adventure, pride and competition. For some, cars are also an investment. Collectible cars are a high performing asset class – with 8-9% historical annual appreciation even before these inflationary times. There is a big market for non-fungible collectibles and value appreciation is occurring in various sectors in tangible and digital forms. Cars are just objects, of course – collections of metal, rubber and glass -- but they have a way of bringing people together to form connections. Many will say they come to the car world for the cars alone, but they stay in the car world for the connections they make with other people. Car people also spend a lot of time and money on their passion. How much money? According to our 2020 Hagerty Drivers Club Reader Survey, hobbyists spend on average, more than $13,000 annually owning and/or appreciating collectible vehicles. Data has always informed our strategic decisions. We could have stayed just an insurance business. Years ago, we made the decision to follow the data insights we were gathering from our insurance business to design and build new offerings. Steadily, we are building an ecosystem of products, services and entertainment for car lovers that honors and catalyzes the existing passion for cars and driving. This ecosystem includes but is not limited to:  » Hagerty Media’s online and in-print content, featuring the work of the nation’s top automotive writers, photographers, and videographers who

HAGERTY Q4 2021 | 4 bring the world of cars to life in exciting and unexpected ways. Media is how we build our brand and show our love and commitment to the hobby. How did we build a passionate audience? First, we established credibility and relatability with the diehard gearheads. No pretenders allowed. Next, because car people know their stuff, we hired the best journalists to build our crown jewel: HDC magazine, which has become one of the largest car publications of any kind in the U.S. with approximately 719,000 subscribers. From there, we started producing digital content and building a robust YouTube channel full of shows highlighting aspects of the car universe. Today, we have 1.9 million subscribers, and we are just getting started. We have plans to expand our media properties across the digital landscape and integrate them with our other assets. » Hagerty Drivers Club, which provides its approximately 719,000 members exclusive offers, expert support, member experiences, emergency service and original content.  » Hagerty Valuation Tools (HVT), which are relied upon by buyers and sellers the world over to provide current and historical pricing data on more than 40,000 collectible cars, trucks, SUVs, and motorcycles. With Hagerty Price Guide (HPG) values dating from 2006 and approximately 400,000 comparable auction sales spanning decades, the tool has become the go-to source for collectible market research. Our data indicates that over 3 million people a year use HVT. » Hagerty Events, an eclectic mix of live events, small and large, casual and prestigious, where people gather to share cars and camaraderie. Our Concours Group operates some of the marquee Concours d’Elegance events in the U.S., including the Greenwich Concours, the Detroit Concours d’Elegance, and The Amelia. These events are also force multipliers for our sales and marketing teams. » DriveShare, the first peer-to-peer rental platform for cool collectible vehicles from all eras. Founded in 2017, DriveShare provides a source of income for owners and gives renters an affordable way to drive the cars of their dreams. DriveShare has become an ideal way for Hagerty to reach a younger generation, as well. The largest segment of renters on the platform is 25- to 29-years-old.   » Hagerty Garage + Social, a growing nationwide network of premium, climate-controlled clubhouses and car storage facilities with locations in New York, Chicago, Seattle, Delray Beach and Toronto, with more to come. These physical locations are each modeled to be profitable storage facilities but also provide cross-platform utility for our events, Marketplace and team gatherings. We are also making some new, big moves in 2022. These include:   » Hagerty Marketplace, announced in January, which in the coming months will offer enthusiasts new services, including trust-based platforms for buying and selling collectible cars. The global vehicle market is about 73 million, with 43 million in the U.S. alone. At Hagerty we saw 280,000 vehicle transactions representing $9.5 billion in total value trading hands last year. We believe we can differentiate from other platforms and services by injecting a higher level of trust into this marketplace. Toward that end, we recently announced a strategic investment in Broad Arrow Group, Inc., which brings a team of industry veterans with more than 100 years of combined experience advising enthusiasts on buying and selling collectible cars. Our belief is that Hagerty’s reputation, along with our data and differentiated approach, will help us carve out a meaningful market position. » RADwood and Concours d’Lemons join our events calendar as we evolve to produce more fun and more casual gatherings. RADwood is a celebration of ‘80s and ‘90s lifestyle, blending period correct dress with automotive awesomeness. Concours d’Lemons events feature the finest in oddball, mundane and truly awful offerings from the automotive world. Both event series represent growing, new vehicle segments for Hagerty as well as lower price-of- entry offerings. » A newly announced partnership with Sony to integrate Hagerty into the popular Gran Turismo 7 video game. More than 70 of the world’s most desirable and valuable cars will be available to drive through the Hagerty Legends Garage. This game is played by millions of car lovers and racing enthusiasts around the world and hosts millions of hours of driving engagement. This is an important first step into the interactive gaming world for Hagerty. Additional goals for 2022 include identifying additional attractive partnerships with other major carriers,

HAGERTY Q4 2021 | 5 including our previously announced partnership with State Farm. Importantly, while we look forward to our relationship with State Farm, we decided to postpone the launch until later in 2022, as the companies work through state licensing and product rate filing processes and significant policy and membership systems integration to ensure the highest standard of agent and customer experience. Doing all of this well will require focus, executional excellence and sustained investment over time. Our teams must think across many dimensions of the automotive world. Our systems must be highly integrated, whether to issue an insurance policy or to sell a ticket to a car event. This involves the adoption of a digital product culture, where member problems and opportunities are met with design thinking, mobile first and cloud-based products. The combination of these types of activities will position us to grow from a single product company with a few add-ons to a multi- dimensional ecosystem for car lovers. It is a journey, not a destination but we are well underway.   We are already seeing the benefits of our investments, with growing persistence and steady increases in lifetime value. The more branded products we offer, the more value we create and the more “share of wallet” we earn. In future updates and letters, we will be talking not just about our sustained growth and profitability but also about how we will increase our non-insurance revenue streams as we introduce more automotive enthusiast products and services. We will also be talking about the efficiencies our members will gain by coming to Hagerty first when they expand their collecting needs.   How will we make future investment decisions? For Hagerty, we will let the long-term interests of car enthusiasts be our guide. What they spend their time and money on, we will invest in. Where we can uniquely solve their problems, there we will be. And ultimately, we will make all these investment decisions with our purpose in mind. Our purpose is simply this: We exist to “Save Driving and Car Culture for Future Generations.” It is a big and bold claim, which is necessary in this ever-changing world. Our purpose also directs our business mission, which is to grow a global business substantial enough to support the purpose. Driving and car culture need active support and nurturing. A healthy future for the car community will require several larger players able to deliver more value, greater access and more community. Hagerty intends to be a leader in these things.   The first automobile built was for a narrow, utilitarian purpose – to move a person from one place to another. By the time the second was produced, the world knew that these new inventions would mean so much more. Those first two cars probably then went out to race each other! And the rest is history.  Thank you for taking this drive with us.  Onward and upward!  McKeel Hagerty CEO, Hagerty

HAGERTY Q4 2021 | 6 2 0 2 1 F I N A N C I A L H I G H L I G H T S All financial comparisons are for full-year 2021 and on a year-over-year basis unless otherwise noted *See Appendix for additional information and reconciliation of these non-GAAP measures. » Hagerty finished 2021 with 2.4 million active members and 2.1 million vehicles insured, up from 2.1 million members and 1.9 million vehicles insured, respectively. » Hagerty Drivers Club (HDC) Paid Member Count increased 12% to approximately 719,000 year-over-year » Written Premium grew 17% to $674.3 million » Total Revenue grew 24% to $619.1 million. Specifically, Commission and Fee revenue grew 15% to $271.6 million, Earned Premium grew 34% to $295.8 million and Membership and other revenue increased 21% to $51.7 million. » Revenue per Member increased 13% to $499 year-over-year » Net Income (Loss) decreased $71.4 million to ($61.4) million year-over- year, primarily due to $51.8 million of expenses related to the completion of the business combination in December 2021. » Adjusted EBITDA* decreased 15% to $25.4 million » Policies in Force (PIF) retention remained strong at 89.1% » Operating Income declined $25.9 million to ($10.1) million year-over-year » Contribution Margin* grew 9% to $159.6 million year-over-year » Loss Ratio of 41% remained stable year- over-year

HAGERTY Q4 2021 | 7 2 0 2 1 B U S I N E S S H I G H L I G H T S » Grew the Hagerty membership family to 2.4 million members and 1.2 million paid members » Expanded our growing list of unique automotive events by adding The Amelia, McCall’s Motorworks and the Detroit Concours d’Elegance » Increased our community centers for the automotive enthusiast by adding three Garage + Social locations in Delray Beach, FL, Seattle, WA, and Toronto, ON » Efficiently utilized digital media to facilitate social interaction with the Hagerty brand – 1.9 million YouTube subscribers enjoyed 7.2 million hours of Hagerty content » More than 5.4 million vehicle values researched on our Hagerty Valuation Tools » Successfully completed our previously announced business combination with Aldel Financial Inc. As we have noted, we will use the net proceeds of this transaction to advance our strategic growth opportunities, including digital innovation initiatives.

HAGERTY Q4 2021 | 8 2 0 2 1 F I N A N C I A L D I S C U S S I O N All financial comparisons are for full-year 2021 and on a year-over-year basis unless otherwise noted *See Appendix for additional information and reconciliation of these non-GAAP measures. We capped off 2021 with solid results across all facets of our business. We expanded our Hagerty community to 2.4 million members by the end of 2021, representing 13% growth. We also insured 2.1 million vehicles, or a 13% increase from the prior year. Total revenue grew 24% to $619.1 million. Commission and Fee revenue grew 15% to $271.6 million driven by solid premium fee growth of 17%, a pickup in average new business count growth of 3% and solid Policies in Force (PIF) retention of 89%. Earned Premium grew 34% to $295.8 million, driven by 17% written premium growth and continued expansion of our U.S. contractual quota share. Finally, Membership and other revenue increased 21% to $51.7 million benefitting from Hagerty Drivers Club (HDC) paid membership count growth of 12%, an increase in average total membership, and a pickup in average New Business insurance adoption to 75%. Written premium grew 17% year-over-year to $674.3 million due to solid underwriting performance in Hagerty’s insurance business. Importantly, our Loss ratio remained stable year-over-year at 41%. We were also delighted to see an increase in new members joining the ultimate community for car lovers through HDC, as paid member count increased to 719,000, or a 12% increase. We think this is a testament to the numerous value-added services HDC provides our members. Positively, revenue per member increased 13% to $499, as members expanded their use of fee based Hagerty products and services. We were also very pleased to see that Policies in Force retention levels remained very strong at 89%. Contribution margin* was strong, increasing 9% to $159.6 million, driven mainly by revenue growth. We reported a net operating loss of $10.1 million, driven by expenses related to the business combination

HAGERTY Q4 2021 | 9 F I N A N C I A L O U T L O O K A N D G U I D A N C E Hagerty Marketplace. We launched the Marketplace in January 2022, and we plan to develop a proprietary digital platform to support our Marketplace activities. We believe auto enthusiasts will find our new services extremely valuable and enjoyable, including new trust-based platforms for buying and selling collectible cars. To that end, we recently announced a strategic investment in Broad Arrow Group, Inc., which brings a team of industry veterans with more than 100 years of combined experience advising enthusiasts buying and selling collectible cars. We also plan to expand our peer-to-peer rental platform and to introduce financing options to our customers. MGA Insurance. We expect to launch our announced strategic partnership with State Farm at the end of 2022 and to continue looking in the longer term for similar partnerships with other major carriers. We also plan to deepen our penetration into services and data analytics in order to support our existing partnership customer base. Reinsurance. We continue to benefit from our contractual quota share arrangements with the U.S. and U.K. 2022 share increasing to 70%. We also will look to continue methodically growing our international share of underwriting profit. Media & Entertainment. We will continue to push forward with our strategy to expand our digital audience, as we continue to believe that where possible, products and service transactions will be moved online. We are also focusing on owned and operated events – for example, RADwood and Concours d’Lemons have joined our events calendar in 2022 as we evolve to produce more casual and fun gatherings. These events provide us with a terrific opportunity to reach growing and new auto segments. Finally, we’re also excited about our entry into the interactive gaming world through Hagerty’s newly announced partnership with Sony to integrate Hagerty into the popular Gran Turismo 7 video game. Membership. We look forward to increasing our paid member penetration through a substantially enhanced value proposition for our customers. We also expect to increase conversion of our legacy insurance book to Hagerty Drivers Club (HDC) and to integrate our multiple digital platforms. State Farm Update. Importantly, in December 2020, Hagerty and State Farm entered into a strategic commercial relationship. Hagerty will serve as the Managing General Underwriter (MGU) working with State Farm’s 19,200 agents to provide insurance protection written by State Farm Classic Insurance Company, as well as membership products and services through HDC to State Farm policyholders who currently insure nearly 460,000 collectible automobiles with State Farm. Historically, Hagerty has seen 75% of its policyholders subscribe to a Hagerty Drivers Club membership. As a result, Hagerty could generate approximately $85- 110 per customer per year from MGU commissions and HDC membership fees, in addition to marketing additional HDC revenue-generating services to this customer base over time, including Hagerty Garage & Social storage and clubhouse memberships, Hagerty Marketplace products and services, and Hagerty Media and Events participation. When Hagerty initially entered into this strategic com- mercial relationship with State Farm, our expectations were for a launch in early to mid-2022. However, the initial rollout to State Farm’s agents is now projected to commence before the end of 2022, as the compa- nies work through state licensing and product rate filing processes, significant policy and membership systems integration and ensuring optimization of the agent and policyholder experience, with most states rolling out in 2023. Importantly, although the launch has been delayed, we want to underscore the mutual commitment of the strategic commercial relationship to both Hagerty and State Farm. As we move through 2022 and beyond, we are extremely excited about the multiple opportunities we have identified to monetize our significant addressable market and expand our share, thereby generating strong and sustainable long-term organic growth and profitability while continuing to remain true to the unique Hagerty brand. We plan to invest further in our capabilities in 2022 to capitalize on these opportunities to drive future growth.

HAGERTY Q4 2021 | 10 F U L L Y E A R 2 0 2 2 O U T L O O K For the full year 2022, we are providing the following outlook for select metrics compared to the prior year: » Total Written Premium Growth is expected to be between 14% and 18% » Total Revenue is expected to grow between 24% and 28% » Total Member count is expected to grow in the range of 9% to 12% » We expect growth in Total Revenue per Paid Member of 7% to 10% » Hagerty Drivers Club (HDC) Paid Member count is expected to increase in the range of 7% to 10% » Policies in Force Retention level is expected to be in the range of 89% to 90% » Net Income (Loss) and GAAP Earnings (Loss) per Share is expected to improve 35% to 75% » Adjusted EBITDA is expected to grow in the range of 10% to 20% Our 2022 outlook incorporates the update we’ve provided regarding the State Farm delay and our plan to invest in our business for long-term growth. We remain very excited for our prospects, given the State Farm partnership, our differentiated business model and a significant base of recurring and sticky revenue, and we remain confident with respect to our longer-term value proposition.

APPENDIX

HAGERTY Q4 2021 | 12 Conference Call Details Hagerty will hold a conference call to discuss the financial results today at 5:00 pm Eastern Time. A simultaneous webcast of the conference call, including a short Hagerty video followed by a slide presentation highlighting full year 2021 financial results, will be available on Hagerty’s investor relations website at investor.hagerty.com. The dial-in for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time. A webcast replay of the call will be available at investor.hagerty.com for 90 days following the call. Forward Looking Statements This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Hagerty’s current expectations and projections with respect to its expected future business and financial performance, including, among other things: (i) expected operating results, such as revenue growth and increases in earned premium; (ii) changes in the market for Hagerty’s products and services, (iii) Hagerty’s plans to expand market share, including planned investments and partnerships; (iv) anticipated business objectives; and (v) the strength of Hagerty’s business model. These statements may be preceded by, followed by or include the words aim, anticipate, believe, estimate, expect, forecast, future, goal, intend, likely, outlook, plan, potential, project, seek, target, can, could, may, should, would, will, the negatives thereof and other words and terms of similar meaning. A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, but are not limited to: (i) Hagerty’s ability to compete effectively within its industry and attract and retain members; (ii) its dependence on a limited number of insurance distribution and underwriting carrier partners; (iii) Hagerty’s ability to prevent, monitor and detect fraudulent activity, including its reliance on a limited number of payment processing services; (iv) disruptions, interruptions, outages with its technology platforms or third-party services; (v) the limited operating history of some or Hagerty’s membership products and the success of any new insurance programs and products; (iv) adverse impacts from the COVID-19 pandemic and current and future variants of the virus; (vii) the cyclical nature of the insurance business and Hagerty’s ability to collect vehicle usage and driving data; (viii) unexpected increases in the frequency or severity of claims; (ix) compliance with the numerous laws and regulations applicable to Hagerty’s business, including state, federal and foreign laws relating to insurance and rate increases, privacy, the internet and accounting matters; (x) whether investors or securities analysts view Hagerty’s stock structure unfavorably, particularly its dual-class structure; (xi) the fact that Hagerty is a controlled company; and (xii) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the SEC) by Hagerty. The forward-looking statements herein represent the judgment of Hagerty as of the date of this release and Hagerty disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company’s other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand Hagerty’s reported financial results and our business outlook for future periods. Use of Non-GAAP Financial Measures As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication. Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.

CONSOLIDATED STATEMENTS OF OPERATIONS

IN THOUSANDS (EXCEPT PER SHARE/UNITS AMOUNTS)

	Three Months Ended December 31,		Year Ended December 31,	
	2021	2020	2021	2020
Revenues				
Commission and fee revenue	$ 57,567	$ 50,496	$ 271,571	$ 236,443
Earned premium	83,453	60,126	295,824	220,502
Membership and other revenue	13,363	10,825	51,684	42,603
Total revenues	154,383	121,447	619,079	499,548
Operating Expenses				
Salaries and benefits	49,767	38,570	171,901	137,508
Ceding commission	39,721	29,122	140,983	105,974
Losses and loss adjustment expenses	34,437	25,291	122,080	91,025
Sales expense	26,672	19,697	107,483	86,207
General and administrative services	17,930	15,237	64,558	51,188
Depreciation and amortization	6,862	3,604	22,144	11,800
Total operating expenses	175,389	131,521	629,149	483,702
OPERATING INCOME (LOSS)	(21,006)	(10,074)	(10,070)	15,846
Change in fair value of warrant liabilities	(42,540)	—	(42,540)	—
Interest and other income (expense)	(951)	(463)	(1,993)	(987)
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	(64,497)	(10,537)	(54,603)	14,859
Income tax expense	(1,962)	(1,075)	(6,751)	(4,820)
NET INCOME (LOSS)	(66,459)	(11,612)	(61,354)	10,039
Net loss (income) attributable to noncontrolling interest	194	44	398	127
Net loss (income) attributable to redeemable non-controlling interest	19,907	—	$ 14,598	$ —
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$ (46,358)	$ (11,568)	$ (46,358)	$ 10,166
Earnings (loss) per share of Class A Common Stock:				
Basic and diluted	$ (0.56)	N/A	$ (0.56)	N/A
Weighted-average shares of Class A Common Stock outstanding:				
Basic and diluted	82,327	N/A	82,327	N/A
Earnings (loss) per Members' Unit				
Basic and diluted	N/A	$ (115.68)	N/A	$ 101.66
Weighted-average units outstanding				
Basic and diluted	N/A	100	N/A	100

HAGERTY Q4 2021 | 13

HAGERTY Q4 2021 | 14 C O N S O L I D AT E D B A L A N C E S H E E T Assets December 31, 2021 December 31, 2020 Current Assets Cash and cash equivalents $ 275,332 $ 38,108 Restricted cash and cash equivalents 328,640 260,970 Accounts receivable 46,729 33,884 Premiums receivable 75,297 52,628 Commission receivable 57,596 54,541 Prepaid expenses and other current assets 30,155 14,656 Deferred acquisition costs, net 81,535 58,572 Total current assets 895,284 513,359 Property and equipment, net 28,363 25,822 Long-Term Assets Prepaid expenses and other non-current assets 30,565 20,167 Intangible assets, net 76,171 46,617 Goodwill 11,488 4,745 Total long-term assets 118,224 71,529 Total Assets $ 1,041,871 $ 610,710 Liabilities and Equity Current Liabilities: Accounts payable $ 9,084 $ 11,545 Losses payable 34,482 21,980 Provision for unpaid losses and loss adjustment expenses 74,869 54,988 Unearned premiums 175,199 124,708 Commissions payable 60,603 43,798 Due to insurers 58,031 49,162 Advanced premiums 13,867 13,745 Accrued expenses 46,074 36,271 Current deferred tax liability — 7,499 Contract liabilities 21,723 19,541 Other current liabilities 1,886 1,515 Total current liabilities 495,818 384,752 Long-Term Liabilities: Accrued expenses 13,166 14,854 Contract liabilities 19,667 19,667 Long-term debt 135,500 69,000 Non-current deferred tax liability 10,510 — Warrant liabilities 89,366 — Other long-term liabilities 7,043 5,116 Total long-term liabilities 275,252 108,637 Total Liabilities $ 771,070 $ 493,389 CONTINUED IN THOUSANDS (EXCEPT PER SHARE/UNITS AMOUNTS)

HAGERTY Q4 2021 | 15 C O N S O L I D AT E D B A L A N C E S H E E T December 31, 2021 December 31, 2020 Commitments and Contingencies Redeemable non-controlling interest $ 593,277 $ — Stockholders’ / Members’ Equity Members’ units, no par value (0 and 100,000 units authorized, issued and outstanding as of December 31, 2021 and 2020, respectively) $ — $ 62,320 Preferred stock, $0.0001 par value (20,000,000 and 0 shares authorized, no shares issued and outstanding as of December 31, 2021 and 2020, respectively) — — Class A common stock, $0.0001 par value (500,000,000 and 0 shares authorized, 82,327,466 and 0 shares issued and outstanding as of December 31, 2021 and 2020, respectively) 8 — Class V common stock, $0.0001 par value (300,000,000 and 0 shares authorized, 251,033,906 and 0 shares issued and outstanding as of December 31, 2021 and 2020, respectively) 25 — Additional paid-in capital 160,189 — Accumulated earnings (deficit) (482,276) 56,832 Accumulated other comprehensive income (loss) (1,727) (1,954) Total stockholders’ / members’ equity: (323,781) 117,198 Non-controlling interest 1,305 123 Total equity (322,476) 117,321 Total Liabilities and Equity $ 1,041,871 $ 610,710 CONCLUDED IN THOUSANDS (EXCEPT PER SHARE/UNITS AMOUNTS)

HAGERTY Q4 2021 | 16 C O N S O L I D AT E D S TAT E M E N T S O F C A S H F L O W S Year Ended December 31, 2021 2020 Operating Activities: Net income (loss) $ (61,354) $ 10,039 Adjustments to reconcile net income (loss) to net cash from operating activities: Change in fair value of warrant liabilities 42,540 — Depreciation and amortization expense 22,144 11,800 Provision for deferred taxes 3,038 1,478 Loss on disposals of equipment, software and other assets 2,425 2,648 Other 155 758 Changes in assets and liabilities: Accounts receivable (13,449) (14,500) Premiums receivable (22,669) (10,372) Commission receivable (3,005) (8,164) Prepaid expenses and other assets (18,523) (8,549) Deferred acquisition costs (22,963) (11,764) Accounts payable (2,890) 4,597 Losses payable 12,502 5,243 Provision for unpaid losses and loss adjustment expenses 19,882 22,404 Unearned premiums 50,491 25,601 Commissions payable 16,805 7,570 Due to insurers 8,883 9,366 Advanced premiums 124 1,500 Accrued expenses 981 13,429 Contract liabilities 2,049 22,214 Other current liabilities 5,115 (726) Net Cash Provided by Operating Activities 42,281 84,572 Investing Activities: Purchases of property and equipment and software (43,370) (38,258) Acquisitions, net of cash acquired (14,609) (8,875) Purchase of fixed income securities (12,246) — Maturities of fixed income securities 1,183 — Other investing activities 48 (255) Net Cash Used in Investing Activities $ (68,994) $ (47,388) CONTINUED IN THOUSANDS

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

	Year Ended December 31,	
	2021	2020
Financing Activities:		
Payments on long-term debt	$ (42,500)	$ (29,100)
Proceeds from long-term debt	110,000	73,000
Contribution from minority interest	1,580	250
Distributions	(4,056)	(4,000)
Deferred financing costs	(962)	(202)
Payments on notes payable	(1,000)	—
Cash received in business combination	789,661	—
Cash consideration to HHC at Closing	(489,661)	—
Payment of capitalized transaction costs	(30,991)	—
Net Cash Provided by Financing Activities	332,071	39,948
Effect of exchange rate changes on cash and cash equivalents and restricted cash and cash equivalents	(464)	885
Change in cash and cash equivalents and restricted cash and cash equivalents	304,894	78,017
Beginning cash and cash equivalents and restricted cash and cash equivalents	299,078	221,061
Ending cash and cash equivalents and restricted cash and cash equivalents	$ 603,972	$ 299,078
Non-Cash Investing and Financing Activities:		
Purchase of property and equipment	$ 4,668	$ 6,861
Acquisitions	$ 3,774	$ 9,524
Warrant liabilities recognized in business combination	$ 46,826	$ —
Cash Paid For:		
Interest	$ 2,502	$ 1,508
Income taxes	$ 2,160	$ 3,874

CONCLUDED

The following table provides a reconciliation of cash and restricted cash from the Consolidated Balance Sheets to the Consolidated Statements of Cash Flows.

IN THOUSANDS

	2021	2020
Cash and cash equivalents	$ 275,332	$ 38,108
Restricted cash and cash equivalents	328,640	260,970
Total cash and cash equivalents and restricted cash and cash equivalents on the Consolidated Statements of Cash Flows	$ 603,972	$ 299,078

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RECONCILIATION OF NON-GAAP METRICS

Net Income (Loss) to Adjusted EBITDA

IN THOUSANDS	2018	2019	2020	2021
Net Income (Loss)	**$8,474**	**$4,207**	**$10,039**	**($61,354)**
Interest and Other (Income) Expense	17	(608)	987	1,993
Income Tax Expense	122	7,250	4,820	6,751
Depreciation and Amortization	7,755	8,950	11,800	22,144
Changes in Fair Value of Warrant Liabilities	-	-	-	42,540
Accelerated Vesting of Incentive Plans	-	-	-	9,321
Net (Gain) Loss From Asset Disposals	-	-	2,047	1,764
Other Non-Recurring (Gains) Losses [1]	-	-	-	2,191
Adjusted EBITDA	**$16,368**	**$19,799**	**$29,693**	**$25,350**

(1) Other non-recurring (gains) losses primarily relates to expenses incurred related to the Business Combination.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) (the most directly comparable GAAP measure) before interest, income taxes, and depreciation and amortization (EBITDA), adjusted to exclude changes in fair value of warrant liabilities, accelerated vesting of incentive plans, gains and losses from asset disposals and certain other non-recurring gains and losses. We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider this metric to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors' understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations.

Management uses Adjusted EBITDA: as a measurement of operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations; for planning purposes, including the preparation of our internal annual operating budget and financial projections; to evaluate the performance and effectiveness of our operational strategies; to evaluate our capacity to expand our business; as a performance factor in measuring performance under our executive compensation plan; and as a preferred predictor of core operating performance, comparisons to prior periods and competitive positioning.

By providing this non-GAAP financial measure, together with a reconciliation to the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in our consolidated financial statements as indicators of financial performance. Some of the limitations are: such measure does not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments; such measure does not reflect changes in, or cash requirements for, our working capital needs; such measure does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt; such measure does not reflect our tax expense or the cash requirements to pay our taxes; and although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measure does not reflect any cash requirements for such replacements; and other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Due to these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementarily. Each of the adjustments and other adjustments described in this paragraph and in the reconciliation table help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations. The table on this page reconciles Adjusted EBITDA to the most directly comparable GAAP measure, which is Net income (loss).

We incurred $31.0 million and $17.8 million during the years ended December 31, 2021 and 2020, respectively, for certain pre-revenue costs related to scaling our infrastructure, human resources, occupancy, newly-developed digital platforms and legacy systems to accommodate our alliance with State Farm and other potential distribution partnerships, as well as to staff and develop our recently announced Marketplace transactional platform. These costs were not included in the Adjusted EBITDA reconciliation table above.

Pursuant to a defined set of activities and objectives, these expenses are adding entirely new capabilities for us, integrating our new and legacy policyholder, membership and marketplace systems with State Farm's legacy policy and agent management systems and other third-party platforms. In addition to onboarding a third-party project management related to these initiatives, we leased a new member service center in Dublin, Ohio and added several hundred new employees as of December 31, 2021 to meet the expected transactional volume from these initiatives. These costs commenced in 2020 and are expected to be substantially completed in 2023.

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HAGERTY Q4 2021 | 19 R E C O N C I L I AT I O N O F N O N - G A A P M E T R I C S Earnings Per Share to Adjusted Earnings Per Share Adjusted EPS We define Adjusted Earnings Per Share (Adjusted EPS) as consolidated net loss that is attributable to both our controlling and non-controlling interest of $61.4 million divided by the outstanding and potentially dilutive shares of Hagerty, Inc. (353,366,922), which includes (i) all issued and outstanding shares of Class A Common Stock (82,327,466), (ii) all issued and outstanding shares of Class V Common Stock (251,033,906), and (iii) all un-exercised warrants (20,005,550). For the year ended December 31, 2021, our Adjusted EPS was $(0.17). The most directly comparable GAAP measure is earnings per share (EPS), which is calculated as net loss attributable to only controlling interest in Hagerty, Inc. of $46.4 million divided by the number of our outstanding shares representing such controlling interest (82,327,466) which, given the net loss for the year ended December 31, 2021, includes only our Class A Common Stock. For the year ended December 31, 2021, our EPS was $(0.56). We caution investors that Adjusted EPS is not a recognized measure under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including EPS, and that Adjusted EPS, as we define it, may be defined or calculated differently by other companies. In addition, Adjusted EPS has limitations as an analytical tool and should not be considered as a measure of profit or loss per share. We present Adjusted EPS because we consider it to be an important supplemental measure of our operating performance and believe it is used by investors and securities analysts in evaluating the consolidated performance of other companies in our industry. We also believe that Adjusted EPS, which compares our consolidated net loss (which includes our controlling, non-controlling, and redeemable non-controlling interest) with our outstanding and potentially dilutive shares, provides useful information to investors regarding our performance on a fully consolidated basis. We further believe that investors’ understanding of our performance across periods is enhanced by Adjusted EPS as a supplemental measure of our results of operations. Our management uses Adjusted EPS: as a measurement of operating performance of our business on a fully consolidated basis; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to expand our business. This table reconciles Adjusted EPS to the most directly comparable GAAP measure, which is EPS. 2021 Net Income (Loss) Attributable To Controlling Interest** ($46,358) Net Income (Loss) Attributable To Non-Controlling Interest (398) Net Income (Loss) Attributable To Redeemable Non-Controlling Interest (14,598) Consolidated Net Income (Loss)* ($61,354) Weighted Average Shares Of Class A Common Stock** 82,327 Weighted Average Shares Of Public And Private Warrants 20,006 Weighted Average Shares Of Class V Common Stock 251,034 Consolidated Fully Dilutive Shares Outstanding* 353,367 Earnings (Loss) Per Share Of Class A Common Stock** ($0.56) Adjusted Earnings (Loss) Per Share* ($0.17) IN THOUSANDS (EXCEPT PER SHARE/UNITS AMOUNTS) * Inputs for non-GAAP measure - Adjusted EPS ** Inputs for GAAP measure - EPS

RECONCILIATION OF NON-GAAP METRICS

Operating Income (Loss) to Contribution Margin

IN THOUSANDS

	2019	% of Total Revenue	2020	% of Total Revenue	2021	% of Total Revenue
Total Revenue	**$397,274**	**100%**	**$499,548**	**100%**	**$619,079**	**100%**
Less: Total Operating Expense	386,425	97%	483,702	97%	629,149	102%
Operating Income (Loss)	**10,849**	**3%**	**15,846**	**3%**	**(10,070)**	**-2%**
Add: Fixed Operating Expenses	106,413	27%	130,908	26%	169,641	27%
Contribution Margin	**$117,262**	**30%**	**$146,754**	**29%** (1)	**$159,571**	**26%** (2)

(1) Hagerty Re's variable cost structure produces a 10% contribution margin, as it becomes a larger portion of total revenue it will draw down Contribution Margin.

(2) Driven by increase in digital marketing spend, roadside servicing costs and additional headcount for scale.

Contribution Margin and Contribution Margin Ratio

We define Contribution Margin as total revenue less operating expense plus our fixed operating expenses such as depreciation and amortization, general and administrative costs and shared service salaries and benefits expenses. We define Contribution Margin Ratio as Contribution Margin divided by total revenue. For the year ended December 31, 2021, our Contribution Margin was $159.6 million and our Contribution Margin Ratio was 26%.

We present Contribution Margin and Contribution Margin Ratio because we consider them to be important supplemental measures of our performance and believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results.

We caution investors that Contribution Margin and Contribution Margin Ratio are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and that Contribution Margin and Contribution Margin Ratio, as we define them, may be defined or calculated differently by other companies. In addition, both Contribution Margin and Contribution Margin Ratio have limitations as analytical tools because they exclude certain significant recurring expenses of our business.

Management uses Contribution Margin and Contribution Margin Ratio: to analyze the relationship between cost, volume and profit as revenue grows; to measure how much profit is earned for any product or service sold; and to measure how different management actions could affect the Company's total revenue and related cost levels.

The table reconciles Contribution Margin and Contribution Margin Ratio to the most directly comparable GAAP measures, which are Operating income (loss) and Operating margin (Operating income (loss) divided by Total revenue) respectively.

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